May 8, 2007

Ms. Kathy Kordowski
Vice President, Package Engineering & Marketing Services
Avon Products, Inc.
1251 Avenue of the Americas
New York, N.Y. 10020

Re:  Credit Memo

Dear Kathy,

Avon Products, Inc. (“Avon”) and Versadial, Inc. (“Versadial”, collectively the “Parties”) are parties to a certain Letter of Agreement dated September 18, 2006 and clarified by letter dated September 27, 2006 (“LOA”).

As contemplated by the LOA, the Parties are entering into a master supply agreement (the “Master Supply Agreement”) and purchase order (“PO”) whereby Versadial will provide to Avon a 20mm dual chambered dispensing pump (referred to hereafter as the “Lipmix Package”), with custom blending technology for use in packaging color cosmetics with various Avon designed formulas.

As Avon has given its approval based on the Functionality Test, it has delivered to a Versadial the $1,700,000 provided for in the LOA and has issued the PO contemplated therein, Avon is entitled to recover the entire $1,700,000 (the “Credit Amount”) as credits against products purchased from Versadial using the Lipmix Package, including items purchased pursuant to the PO, as same may be amended or extended, in accordance with the terms and conditions set forth below.

Other then as a credit against such purchases, Avon shall not be entitled to return of any portion of the Credit Amount unless there is an Event of Default, described below. In such event, Avon shall have the right, in the exercise of its discretion, to either recover the outstanding balance of the Credit Amount as credits, to be negotiated in good faith by the Parties, against other purchases from Versadial or to reduce the outstanding balance of the Credit Amount to a Promissory Note, in the form attached hereto as Exhibit 1, as provided below.

Specific Terms of this Credit Memo:

Credit Amount:	US$1,700,000.

Application of Credit:
(a) Commencing with shipments of products, using the Lipmix Package, to Avon following the first six (6) months from date of the first shipment of such products for commercial purposes under the PO, Avon shall be entitled to credit against the purchase price of all products purchased by Avon using the LipMix Package, regardless of product sector, until the entire Credit Amount has been applied;

(b) The Credit Amount shall be applied at the rate of US$0.075 per piece for all such products purchased by Avon.

(c) such credit is available and shall be applied on an open ended basis, without expiration, until the entire Credit Amount has been applied.

Default Provisions:
The occurrence of any of the following events shall be deemed an Event of Default empowering Avon to demand the execution of the Promissory Note described below or to enter into good-faith negotiations for the application of the Credit Amount to other purchases by Avon from Versadial. Failure of Avon to require Versadial’s performance of any of the terms under this Agreement or waiver by Avon of any breach by Versadial of this Agreement shall not prevent subsequent enforcement of such term, nor shall it be deemed a waiver of any subsequent breach hereof.

(i) If Versadial commits or suffers any act of bankruptcy, comes under the control of a receiver, is unable to pay its bills on time, makes an assignment for the benefit of creditors of all or part of its assets, or undergoes liquidation or dissolution, or

(ii) fails to cure any material breach in the provisions of this Credit Memo within ten (10) days after written notice of such breach, or

(iii) fails to cure any material breach in the provisions of the Master Supply Agreement, as provided therein.

Force Majeure:
The failure of Versadial to perform its obligations under this Agreement shall be excused if such failure to perform or any delay (not to exceed 180 days)is caused by matters beyond its reasonable control, such as acts of God; strikes; and civil commotion.

Promissory Note:
In the event that an Event of Default, as described above, remains uncured, Avon shall have the right to demand and Versadial hereby agrees to execute an unsecured promissory note in the form annexed hereto as Exhibit 1 (“Promissory Note”) for the balance of the Credit Amount still outstanding at the time of such demand (the “Loan Amount”). Where Versadial does not execute such Promissory Note within five (5) business days of request therefore, Avon is hereby appointed attorney-in-fact for Versadial, coupled with an interest, to execute such Promissory Note.

If the foregoing meets with your understanding, please sign a copy of this credit memo were provided below and it shall serve as a binding understanding between us in conjunction with the Master Supply Agreement and PO.

Sincerely,
Versadial, Inc.

By /s/ Geoffrey Donaldson
Geoffrey Donaldson, CEO

Agreed to and Accepted this
8th of May, 2007
Avon Products, Inc.

By /s/ Kathy Kordowski
Kathy Kordowski
Vice President, Package Engineering & Marketing Services

EXHIBIT 1

FORM OF
PROMISSORY NOTE

Date:	Amount: $______________

Versadial, Inc. (hereinafter “Maker”) promises to pay to the order of Avon Products, Inc. (hereinafter “Holder”), FOR VALUE RECEIVED, the principal sum of______________ ($________) DOLLARS, together with default interest as provided below if applicable (computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be) on the unpaid principal balance thereof outstanding from time to time, from and including the date hereof until such principal balance is repaid in full.

The principal and accrued interest (if any) shall be due and payable in lawful money of the United States of America at such address as the Holder from time to time may specify by written notice to the Maker 90 days after due Demand has been made for payment by Holder.

Where Maker has defaulted in its obligation to make payment hereunder, the interest rate shall immediately (whether or not Holder has declared a default or commenced an action to collect on this note) be fixed at 8% per annum and the obligation of Maker shall be increased as same applies.

The Maker, may, at its option pre-pay this note in whole or in part without premium or penalty but with accrued interest, if any.

The Holder hereof, at its option, may make extensions of the time for the payment of the indebtedness or accept a renewal note or notes therefor, all without notice and the Maker hereby consents to any such extensions or renewals, all without notice, and agrees that any such action shall not release it from any liability hereunder.

The Maker waives presentment for payment, demand, protest, notice of dishonor, notice of non-payment of this note and diligence in the collection thereof, as conditions of liability under this note and also hereby waives trial of jury, counterclaim or set-off in the event of litigation by Holder to enforce payment of this note.

Upon default, Holder may take all actions in law and in equity to collect on this note and Maker hereby agrees to pay to the Holder hereof such further amount as shall be sufficient to cover all costs and expenses of collection (not merely recoverable costs) including without limitation, reasonable attorney's fees for all services rendered in that connection.

Any action whatsoever brought upon or relating to this Note shall be instituted and prosecuted in the state courts of New York, county of New York, or the federal district court in and for the Southern District of New York, and each party waives the right to change the venue and any objection or defense to any such jurisdiction as an inconvenient forum, or otherwise. The parties hereto further consent to accept service of process in any such action or proceeding by certified mail, return receipt requested, directed to the addresses for Maker and Holder set forth below.

Any notice hereunder shall be in writing, shall be signed by the giver, and shall be sent to the Maker or Holder, as applicable, at the address specified in this Note or most recently specified in any written notice to the other party, which notices shall be sent by certified or registered mail, return receipt requested, facsimile to a number provided by such notice, with written confirmation, or by overnight courier, messenger or other means of personal delivery, and shall be effec-tive upon delivery.

This note has been made and delivered in the City, County and State of New York, and shall be governed by and construed in accordance with the applicable law pertaining in the State of New York (other than those conflict of law rules that would defer to the substantive laws of another jurisdiction). Whenever reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party; provided, however, that nothing herein shall be deemed to authorize or permit the Maker to assign or delegate any of such person's rights or obligations under this note to any other person (whether or not an affiliate of such person). Each and every modification and amendment of this Note shall be in writing and signed by the Maker and the Holder. The terms and provisions of this note are intended to be severable. This note contains the entire agreement of the parties and supersede all other representations, warranties, agreements and understandings (oral or otherwise) with respect to the matter contained herein and therein.

Versadial, Inc. (Maker)

By________________________ Authorized Signator
Address of Maker 305 Madison Avenue Suite 4510 New York NY 10165